JULIUS BAER INVESTMENT FUNDS
Minutes of the Special Meeting of Shareholders
December 6, 2000

     Pursuant to notice duly given, a special meeting of shareholders of the Julius Baer Investment Funds (the "Trust"), a Massachusetts business trust, was held on December 6, 2000, commencing at 8:30 a.m. Eastern time, at the offices of the Trust, 330 Madison Avenue, New York, NY 10017.

     Bernard Spilko, Chairman of the Trust, presided, and Cynthia Surprise recorded the minutes of the meeting. Also present at the meeting were: Harvey B. Kaplan, Robert S. Matthews, Peter Wolfram, Gerard J.M. Vlak and Martin Vogel, Trustees of the Trust; Michael Quain, President of the Trust; Pierre Beauport, Secretary and Treasurer of the Trust; Paul Jasinski, Assistant Treasurer of the Trust; Alfred Fichera and Suzanna Simas of KPMG LLP ("KPMG"); and Thomas Majewski, Esq. of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Spilko appointed Mr. Quain and Ms. Surprise as Tellers for the meeting.

     Ms. Surprise reported that there were no Shareholders present at the meeting. She further reported that at the meeting there were represented by proxy 12,483,808.281 shares, or 70.837% of the outstanding Shares of the Trust.

     Mr. Spilko announced that a quorum was present and that the meeting was lawfully convened and ready to transact its formal business.

     Mr. Jasinski moved that the reading of the Notice of Meeting ("Notice") be waived. Mr. Beauport seconded the motion. There was no objection expressed by anyone present and the reading of the Notice was waived.

     Mr. Spilko then referred to the following formal documents relating to the meeting and noted each would be filed with minutes of the meeting: Notice of the Meeting; Proxy Statement and Form of Proxy; Affidavit of Management Information Services Corp. of Norwell, Massachusetts ("MIS"), the proxy tabulator, certifying to the mailing of those documents to record Shareholders entitled to vote at the meeting; Voting Summary, prepared by MIS.

     Mr. Spilko stated that the first item of business was Proposal 1 as set forth in the Notice and described in the accompanying Proxy Statement: the election of Trustees of the Trust.

     Mr. Jasinski moved that Harvey B. Kaplan, Peter Wolfram, Gerard Vlak, Robert Matthews and Martin Vogel be elected as Trustees of the Trust. Mr. Beauport seconded the motion. There were no nominations from the floor.

     Ms. Surprise reported the results of voting on Proposal 1 as follows:

With respect to the election of Harvey B. Kaplan as a Trustee of the Trust:

     12,419,624.867 shares or 99.486% of votes cast in the affirmative, with 64,138.414 shares or 0.514% withheld;

With respect to the election of Peter Wolfram as a Trustee of the Trust:

     12,407,894.536 shares or 99.392% of votes cast in the affirmative, with 75,913.745 shares or 0.608% withheld; and

With respect to the election of Gerard Vlak as a Trustee of the Trust:

     12,400,996.536 shares or 99.337% of votes cast in the affirmative, with 82,811.745 shares or 0.663% withheld;

With respect to the election of Robert Matthews as a Trustee of the Trust:

     12,416,848.867 shares or 99.464% of votes cast in the affirmative, with 66,959.414 shares or 0.536% withheld;

With respect to the election of Martin Vogel as a Trustee of the Trust:

     12,407,062.536 shares or 99.385% of votes cast in the affirmative, with 76,745.745 shares or 0.615% withheld.

     Mr. Spilko announced that the motion carried and declared that Messrs. Kaplan, Wolfram, Vlak, Matthews and Vogel were elected as Trustees of the Trust.

     Mr. Spilko stated that the next item of business to be considered was Proposal 2 as set forth in the Notice and described in the accompanying Proxy
Statement: to approve a new Advisory Agreement between the Julius Baer Global Income Fund and Julius Baer Investment Management Inc. (the "Global Income Fund Advisory Agreement"), and a new Advisory Agreement between the Julius Baer International Equity Fund and Julius Baer Investment Management Inc. (the "International Equity Fund Advisory Agreement").

     Mr. Beauport moved for the approval of the Global Income Fund Advisory Agreement and the International Equity Fund Advisory Agreement. Mr. Jasinski seconded the motion. Mr. Quain reported the results of the voting for Proposal 2 as follows:

Julius Baer Global Income Fund:

     1,453,316.130 shares or 100.00% in favor, with 0 shares or 0% against; and 0 shares or 0% abstaining.

Julius Baer International Equity Fund:

     10,798,700.362 shares or 97.899% in favor, with 74,527.697 shares or 0.675%
     against; and 157,264.092 shares or 1.426% abstaining.

Mr. Spilko announced that the motion was carried and declared that the Global Income Fund Advisory Agreement and the International Equity Fund Advisory Agreement had each been approved.

Mr. Spilko stated that the next item of business to be considered was Proposal 3 as set forth in the Notice and described in the accompanying Proxy Statement: to ratify the selection of KPMG LLP as independent accountants for each Fund for the fiscal year ending October 31, 2001.

     Mr. Beauport moved for the ratification of the selection of KPMG as independent accountants for each Fund for the fiscal year ending October 31, 2001. Mr. Jasinski seconded the motion. Ms. Surprise reported the results of the voting for Proposal 3 as follows:

     12,296,566.045  shares or 98.500% of votes cast in favor,  with  48,365.697 shares or 0.388% against, and 138,876.539 shares or 1.112% abstaining.

Mr. Spilko announced that the motion carried and declared that the selection of KPMG as independent accountants for the fiscal year ending October 31, 2001 was ratified.

     Mr. Spilko asked if there was any further business to come before the meeting.

     Mr. Jasinski moved to delegate approval of the minutes of the meeting to the Trustees of the Trust. Mr. Beauport seconded the motion. The motion carried without opposition and Mr. Spilko announced that the minutes would be submitted to the Trustees for approval.

     Mr. Spilko next asked if there were any additional matters for consideration. There being none, he asked for a motion to adjourn. Mr. Jasinski moved that the meeting be adjourned, and Mr. Beauport seconded the motion, which carried without opposition. Mr. Spilko then declared the meeting adjourned.


________________________________
Pierre Beauport
Secretary